UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☒                            Filed by a party other than the registrant ☐

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☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement.

☒	Definitive additional materials.

☐	Soliciting material pursuant to Section 240.14a-12

FERMI INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Fermi Files Definitive Consent Revocation Statement and Mails Letter to Shareholders

No Special Meeting of Shareholders Has Been Called

Toby Neugebauer Currently Does Not Have the Required Support to Call a Special Meeting of Shareholders

Board Urges All Fermi Shareholders to Protect Their Investment by Returning the WHITE Consent Revocation Card

Emphasizes Strong Momentum Behind Fermi 2.0 and Continued Advancement of Project Matador

DALLAS, June 15, 2026 – Fermi Inc. (NASDAQ: FRMI) (LSE: FRMI), operating as Fermi America™ (“Fermi” or the “Company”), today announced that it is mailing a Consent Revocation Statement to shareholders enclosing a WHITE Consent Revocation Card in response to the consent solicitation by former Chief Executive Officer Toby Neugebauer seeking to call a Special Meeting of Shareholders (“Special Meeting”).

The Company noted that at this time no Special Meeting has been called, as Mr. Neugebauer, who was terminated for cause, currently does not have the support required to call a Special Meeting. As a result, no Special Meeting date has been set for July 15, 2026, and no notice of a Special Meeting has been issued. If a Special Meeting is called, notice will be given by the Company in accordance with the Bylaws.

The Board of Directors strongly urges all Fermi shareholders to sign, date and return the WHITE Consent Revocation Card to support the Company’s continued execution of Fermi 2.0 and to protect the long-term value of their investment.

PLEASE DO NOT SIGN OR RETURN ANY GREEN AGENT DESIGNATION CARDS sent to you by Toby R. Neugebauer, Vicksburg Investments Management LLC and Melissa A. Neugebauer 2020 Trust.

The full text of Fermi’s letter to shareholders is as follows:

June 15, 2026

Dear Fermi Shareholder:

Fermi is building on its entrepreneurial foundation and scaling the business to support long-term growth and execution. The Company is seeing real results across the business and achieving major construction, regulatory and financing milestones.

Despite this meaningful momentum, Fermi’s former CEO, Toby Neugebauer, is soliciting support to obtain the authority to call a Special Meeting in the hopes of filling the Fermi Board of Directors with his own hand-picked nominees to advance his personal agenda at your expense.

TOBY NEUGEBAUER SHOULD NOT BE TRUSTED TO OVERSEE YOUR INVESTMENT

The Board removed Mr. Neugebauer as CEO on April 17, 2026. An Independent Committee of the Board with guidance from an independent outside counsel subsequently terminated him for cause for the following reasons:

●	Misrepresentations to the Board.

●	A pattern of conduct in violation of Company policies.

●	Behavior that disrupted operations and threatened critical relationships with key stakeholders at a pivotal time in the Company’s growth trajectory.

During Mr. Neugebauer’s tenure, Fermi’s stock declined more than 80% from its IPO.

Now, he is trying to wrest back control of Fermi to force a sale at a price that is far below Fermi’s intrinsic value. This would serve only to benefit a select few, namely Mr. Neugebauer and his affiliates, who received their stock pre-IPO for consideration at less than $0.01 per share, while locking in substantial losses for Fermi’s public shareholders.

At this time, you are being asked solely if you want the distraction of a Special Meeting a few months before our Annual Meeting. Mr. Neugebauer and his affiliates control approximately 40% of Fermi’s shares and only need 50.1% of shareholders to support his solicitation. This is why Fermi’s Board of Directors and management team strongly urge you to sign, date and return the WHITE Consent Revocation Card.

By returning a WHITE card, you communicate that you want Fermi’s Board and management team to remain focused on what matters most: maximizing long-term shareholder value by advancing tenant negotiations, executing construction milestones, hiring a permanent world-class CEO to lead Fermi into the future and scaling Project Matador into a generational asset.

FERMI 2.0 IS DELIVERING TANGIBLE RESULTS AND GATHERING MOMENTUM

Since Mr. Neugebauer’s termination, commercial momentum has strengthened and engagement with prospective tenants and strategic partners has reaccelerated, reinforcing confidence in Fermi’s strategy and our ability to deliver long-term shareholder value.

Today, Fermi has:

●	Re-established critical relationships with potential customers, construction companies and key financial partners who refused to work with the former CEO;

●	Expanded its lead over the competition with a campus that is on a path to housing up to 17 gigawatts of private power, with a six gigawatt clean air permit in hand and an additional five gigawatt application filed;

●	More than $1.4 billion of infrastructure already deployed, establishing a highly compelling speed-to-power advantage for customers facing rapidly growing compute demand;

●	Nearly $1.0 billion in financing commitments secured, including the replacement of high-cost debt with more favorable equipment financing;

●	Secured approximately two gigawatts of generation assets;

●	Continued de-risking of the long-dated nuclear program through partnerships with Hyundai Engineering & Construction and Doosan Enerbility, and admission to the NRC’s accelerated NEPA pilot program; and

●	An active search for a permanent CEO led by Heidrick & Struggles, a top executive search firm, with interviews underway and a strong slate of candidates being narrowed down.

Although no assurances can be made, the Company is increasingly confident it will announce one or more transactions with a tenant and/or joint venture partner. The Company urges shareholders not to support Mr. Neugebauer’s actions when it is at a critical inflection point for delivering significant long-term value-enhancing benefits to its shareholders.

DESPITE CLAIMS FROM MR. NEUGEBAUER, A SPECIAL MEETING HAS NOT BEEN CALLED

While Mr. Neugebauer has suggested that a Special Meeting could be held on or around July 15, 2026, it is important to clarify that no Special Meeting has been called. Mr. Neugebauer currently does not have the support required to call a Special Meeting. No Special Meeting date has been set, and no notice of a Special Meeting has been issued. Shareholders should continue to rely only on formal communications from the Company and should not assume that a Special Meeting will occur on July 15 or any other date.

As indicated above, in the weeks since Mr. Neugebauer’s removal, the Company has remained actively engaged with a number of potential strategic counterparties regarding opportunities that could deliver substantial value to Fermi shareholders. The Company remains focused on pursuing opportunities that could meaningfully accelerate Project Matador’s development and believes Mr. Neugebauer’s efforts are destructive to these efforts.

In addition, while the Board has determined that a forced sale at the Company’s current valuation is not in shareholders’ best interests, it has never taken the position that a sale would not be considered under the right circumstances. In fact, the Board has consistently stated that it would carefully consider all options to generate the highest level of long-term shareholder value.

REJECT MR. NEUGEBAUER’S ATTEMPT TO IMPOSE HIS SELF-INTERESTED AND VALUE DESTRUCTIVE AGENDA ON THE COMPANY

Do not entrust your investment in the Company to Mr. Neugebauer, and DO NOT SIGN OR RETURN ANY GREEN CONSENT CARDS.

You have an important stake in our Company and in our future. Regardless of the number of shares you own, it is important for all Fermi shareholders to sign, date and return the WHITE Consent Revocation Card and discard Mr. Neugebauer’s Green Consent Card.

Thank you for your support.

Sincerely,

The Board of Directors
Fermi Inc.

Paul, Weiss, Rifkind, Wharton & Garrison LLP and Vinson & Elkins L.L.P. are serving as legal counsel to the Company. Fermi has also retained Alex Spiro of Quinn Emanuel Urquhart & Sullivan to assist with certain litigation matters.

About Fermi America™

Fermi America™ (Nasdaq & LSE: FRMI) develops next-generation private electric grids that deliver highly redundant power at gigawatt scale to support next-generation intelligence and AI compute. Fermi America™ combines cutting-edge technology with a deep bench of proven world-class multi-disciplinary leaders with a combined 25 gigawatts of experience, to create the world’s largest, up to 17 gigawatts next-gen private grid, helping ensure America's energy and AI dominance. The behind-the-meter Project Matador campus is expected to integrate the nation's biggest combined-cycle natural gas project, one of the largest clean, new nuclear power complexes in America, utility grid power, solar power, and battery energy storage, to support hyperscale AI and advanced computing. For additional information visit www.fermiamerica.com.

Forward-Looking Statements

Statements contained in this press release which are not historical facts, such as those relating to future events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Fermi undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Investors should consult further disclosures and risk factors included in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, the Registration Statement on Form S-8 and other documents filed from time to time with the SEC by Fermi.

Additional Information and Where to Find It

Fermi has filed with the SEC a definitive consent revocation statement on Schedule 14A in connection with the consent solicitation by Mr. Neugebauer to call a Special Meeting of Fermi shareholders, and intends to file a definitive proxy statement on Schedule 14A with respect to its solicitation of proxies for any future meeting of shareholders called as a result of Mr. Neugebauer’s consent solicitation, both containing a form of WHITE proxy card.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE CONSENT REVOCATION STATEMENT AND ANY SUCH DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY FERMI AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION.

Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Fermi free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Fermi are also available free of charge by accessing Fermi’s website at www.fermiamerica.com.

Participants in the Solicitation

Fermi, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of revocations and proxies with respect to a solicitation by Fermi. Information about Fermi’s executive officers and directors is available in Fermi’s Annual Report on Form 10-K/A (the “Form 10-K/A”) for the year ended December 31, 2025, filed with the SEC on April 30, 2026. To the extent holdings by our directors and executive officers of Fermi securities reported in the Form 10-K/A have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed by Fermi are also available free of charge by accessing Fermi's website at www.fermiamerica.com.

Contacts

Investors

Rodrigo Acuna

IR@fermiamerica.com

Media
Joele Frank, Wilkinson Brimmer Katcher
Michael Freitag / Adam Pollack / Eliza Rothstein
212-355-4449

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